CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated October 24, 2013, accompanying the financial statements of Investment Grade Municipal Trust, Intermediate Series 22 (included in Van Kampen Unit Trusts, Municipal Series 987) as of June 30, 2013, and for the period from July 25, 2011 (date of deposit) through June 30, 2012 and for the year ended June 30, 2013 and the financial highlights for the period from July 25, 2011 (date of deposit) through June 30, 2012 and for the year ended June 30, 2013, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-173992) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
October 24, 2013